FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS ITS
FISCAL 2016 SECOND QUARTER AND SIX-MONTH FINANCIAL RESULTS

•	Company completes its acquisition of a controlling stake in biometrics leader EyeLock

•	360fly action camera to be launched at Best Buy next week in exclusive roll-out

•	Approximately $95 million in new automotive OEM contracts awarded in the Fiscal ’16 second quarter

•	New product roll-outs in Premium Audio and Consumer Accessories segments for the Holiday season

HAUPPAUGE, NY - October 13, 2015 - VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its Fiscal 2016 second quarter and six-months ended August 31, 2015.

Net sales for the Fiscal 2016 second quarter were $154.2 million compared to $177.3 million reported in the comparable year-ago period, a decline of $23.2 million or 13.1%. Approximately half of the decline was related to foreign exchange as the Euro conversion accounted for $11.3 million, with the remainder primarily due to retail softness for select Premium Audio and Consumer Accessories product lines. The average Euro in the Fiscal 2016 second quarter was 1.11 as compared to 1.35 in the comparable year ago period, a decline of approximately 18%.

	Q2 2016	Q2 2015	Year-over-Year $ Change	Q2 2016 vs. Q2 2015 (Euro impact)
Total Net Sales	$154.2	$177.3	($23.2)	($11.3)
Automotive	$84.3	$92.9	($8.6)	($8.4)
Premium Audio	$30.2	$39.0	($8.7)	($1.4)
Consumer Accessories	$39.1	$45.2	($6.1)	($1.5)
Corporate	$0.6	$0.2	0	0

•
Automotive segment sales, excluding the impact of the Euro conversion were essentially flat for the comparable periods. The automotive OEM business was up year-over-year, though this growth was offset by declines in the domestic aftermarket.

•
Premium Audio segment sales, excluding the impact of the Euro conversion, were down $7.3 million, driven primarily by lower domestic retail sales. Offsetting the decline were higher sales in the Commercial installation channel, which continues to increase given the Company’s focus on expanding in the professional and commercial installation channel.

•
Consumer Accessories segment sales, excluding the impact of the Euro conversion, were down $4.6 million. The sales decline was primarily related to lower sales of reception products and remote controls, offset by continued growth in the Company’s wireless and Bluetooth speaker lines.

Pat Lavelle, President and CEO of VOXX International, commented, “Our second quarter sales were primarily impacted by the Euro translation and softness at retail for some of our Premium Audio and Consumer Accessories product lines. We had budgeted for most of this, though Premium Audio sales came in below our forecast given increased competition and pricing pressures in some of the retail categories we operate in. Despite this, Klipsch continues to increase its domestic market share and we are increasing our focus on expanding our custom install and Professional business, which continues to grow between 15-20% per year. Our Automotive business continues to perform well and while sales were flat with the prior year, excluding the Euro translation, we continue to win significant multi-year contracts, which should drive growth in this segment. Additionally, we have a number of new products coming to market in the retail channel, and have begun shipment of our 360fly action camera with a full launch at Best Buy on October 18th. We will soon begin delivering our nxT perimeter access solution from EyeLock in the third quarter as well. Overall, we are confident that the Company is positioned to

VOXX International Corporation Reports Fiscal 2016 Second Quarter Results…

drive organic growth in future years, with new products and technologies coming to market and several new channels being pursued.”

The gross margin for the Fiscal 2016 second quarter came in at 29.2% as compared to 29.5% for the same period last year. Automotive gross margins came in at 30.7% for the Fiscal 2016 second quarter as compared to 31.6% and the decline was primarily driven by lower sales of higher margin remote starts and slightly lower margins in the OEM business, given the timing of certain contracts. Premium Audio gross margins were 32.6% as compared to 28.4%, an increase of 420 basis points. This reflects the Company’s strategy to transition out of some of its older product lines in Fiscal 2015 and higher margins associated with its new product line-up. Consumer Accessories gross margins were 23.0% as compared to 25.7%, which primarily is related to a duty refund recorded in the Fiscal 2015 second quarter. The Fiscal 2016 gross margins within Consumer Accessories are in line with historical trends.

Operating expenses for the Fiscal 2016 second quarter, were $51.8 million as compared to operating expenses of $51.3 million in the comparable year-ago period, an increase of $0.5 million or 1.0%. Fiscal 2016 operating expenses include intangible asset impairment charges of $6.2 million related to revalued projections for the Company’s Premium Audio segment. Excluding these charges, operating expenses declined by $5.7 million for the comparable fiscal second quarter periods. Additionally, approximately $3.8 million of the decline is attributed to the Euro translation and the remainder is due primarily to lower salary and related payroll expenses, occupancy costs, advertising expense, and lower spending company-wide. Offsetting the improvements in operating expenses were higher salary expenses at Hirschmann as the Company continues to bring on additional engineers to support its OEM programs and future business.

The Company reported an operating loss of $6.9 million as compared to operating income of $1.1 million in the Fiscal 2015 second quarter. Net loss for the Fiscal 2016 second quarter was $4.4 million or a loss of $0.18 per diluted share as compared to a net loss of $2.7 million and a net loss per diluted share of $0.11.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Fiscal 2016 second quarter was ($1.7) million as compared to EBITDA of $1.0 million reported in the Fiscal 2015 second quarter. Adjusted EBITDA was $4.8 million as compared to $7.8 million for the comparable Fiscal 2016 and 2015 second quarter periods.

Pat Lavelle, President and CEO continued, “Our sales came in approximately $5 million below our forecast of $158-$160 million and our gross margins were in-line, however, lower sales in Premium Audio skewed our projected mix which affected overall margins. Our overhead, excluding the impairment charges, came in approximately $1.5 million higher than expected, though this was due primarily to timing as anticipated NRE funds in the second quarter were pushed back into the coming quarter. All in all, the business is progressing as we anticipated and we have a number of exciting programs and new product introductions on the horizon which will position us well. The launch of 360fly should help drive top-line sales, though the big push will be in Fiscal 2017 as we increase production and expand distribution. And lastly, our acquisition of a controlling stake in biometrics leader, EyeLock, puts us in a great position to capitalize in a rapidly expanding industry, as biometrics authentication continues to grow in popularity -- for smart devices, laptops, enterprise-wide applications and both logical and perimeter access security. We look forward to providing investors with updates on our progress in the coming quarters.”

VOXX International Corporation Reports Fiscal 2016 Second Quarter Results…

Six-Month Comparisons (for the six-month periods ended August 31, 2015 and August 31, 2014)

Net sales for the Fiscal 2016 six-month period were $318.6 million compared to $364.2 million reported in the comparable year-ago period, a decline of $45.7 million or 12.5%. More than half of the decline was related to foreign exchange as the Euro conversion accounted for $25.7 million, with the remainder primarily due to softness at retail for select Premium Audio and Consumer Accessories product lines. The average Euro in the Fiscal 2016 six-month period was 1.10 as compared to 1.36 in the comparable year ago period, representing an approximate 19% decrease in value.

	Six-Months FY 2016	Six-Months FY 2015	Year-over-Year $ Change	Six Months 2016 vs. Six Months 2015 (Euro impact)
Total Net Sales	$318.6	$364.2	($45.7)	($25.7)
Automotive	$174.3	$195.3	($21.0)	($19.0)
Premium Audio	$59.5	$74.2	($14.6)	($3.3)
Consumer Accessories	$83.9	$94.4	($10.5)	($3.4)
Corporate	$0.9	$0.3	0	0

•
Automotive segment sales, excluding the impact of the Euro conversion declined by approximately $2.0 million. The Company’s automotive OEM business was up for the comparable periods, when factoring in the Euro translation, and this growth was offset by lower domestic aftermarket sales.

•
Premium Audio segment sales, excluding the impact of the Euro conversion, were down $11.3 million. The decline was driven by softness at retail domestically. While international sales in US dollars were down for the comparable periods, Euro sales were up approximately $0.5 million. Additionally, similar to quarter comparisons, the Company continued to show increases in its Commercial installation business.

•
Consumer Accessories segment sales, excluding the impact of the Euro conversion, were down $7.1 million. The sales decline was primarily related to lower sales in Mexico as Fiscal 2015 included the sale of all inventory on hand at the Company’s Mexico subsidiary. Additionally, the Company had lower sales of select product lines and lower sales of tablets and portable DVDs as the Company continues to phase out these products. These declines were offset by increases in the sale of wireless and Bluetooth speakers, as well as sales of the new Singtrix karaoke product launched in the fourth quarter of Fiscal 2015.

The gross margin for the six-month period in Fiscal 2016 came in at 29.2% as compared to 29.0% for the same period last year, an increase of 20 basis points. Automotive gross margins came in at 30.5% for the Fiscal 2016 six-month period as compared to 30.9%, a decline of 40 basis points; Premium Audio gross margins were 32.3% as compared to 29.7%, an increase of 260 basis points; and Consumer Accessories gross margins were 23.9% as compared to 24.1%, a decline of 20 basis points.

Operating expenses for the Fiscal 2016 six-month period were $100.7 million as compared to operating expenses of $104.8 million in the comparable year-ago period, a decrease of $4.1 million or 3.9%. Excluding the impact of the intangible asset impairment charges of $6.2 million taken in the Fiscal 2016 second quarter, operating expenses declined by $10.3 million for the comparable six-month periods. Additionally, approximately $8.5 million of the decline is attributed to the Euro translation and the remainder is due primarily to lower salary and related payroll expenses, occupancy costs, advertising expense, and lower spending company-wide. Offsetting the improvements in operating expenses were higher salary expenses at Hirschmann as the Company continues to bring on additional engineers to support its OEM programs and future business.

VOXX International Corporation Reports Fiscal 2016 Second Quarter Results…

The Company reported an operating loss of $7.6 million as compared to operating income of $0.7 million in the Fiscal 2015 six-month period. Net loss for the Fiscal 2016 six-month period was $5.1 million or a loss of $0.21 per diluted share as compared to a net loss of $2.2 million and a net loss per diluted share of $0.09.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the Fiscal 2016 six-month period was $3.0 million as compared to EBITDA of $7.1 million reported in the comparable Fiscal 2015 period. Adjusted EBITDA was $9.7 million as compared to $14.0 million for the comparable Fiscal 2016 and 2015 six-month periods.

Effective September 1, 2015, VOXX International acquired a majority voting interest in biometrics leader EyeLock. As part of this transaction, the Company disclosed that it now owns a controlling interest in substantially all of the assets of EyeLock and all of the intellectual property, encompassing 36 patents and over 40 patents pending. The Company further disclosed that it has expanded its distribution agreement and will now play a larger role in the sale of EyeLock’s complete suite of products for retail, enterprise, and logical and perimeter access security.

Mr. Lavelle concluded, “I have no doubt that biometrics will be one of the primary authentication mechanisms for the Internet of Things and overall access management and this acquisition solidifies our position in an industry that is expected to grow to over $20 billion over the next 4-5 years. In EyeLock, we have acquired the fastest and most secure iris-authentication technology in the market which solves a real and growing challenge for enterprises, corporations and government agencies around the world. While EyeLock is still a relatively new company, and it will take some time for us to experience the anticipated growth, their technology is currently deployed or being tested by some of the largest financial institutions, laptop and smart device manufacturers and by government. We’ve expanded beyond retail with new enterprise and logical and perimeter access solutions and believe we’ll be in a position to announce some meaningful awards for our Company in the coming quarters. This acquisition has the potential to be a game-changer for VOXX and a key driver for shareholder value, and we look forward to leveraging our relationships and bringing EyeLock’s full suite of products to the global markets.”

Non-GAAP Measures
Adjusted EBITDA and diluted adjusted earnings per common share are not financial measures recognized by GAAP. Adjusted EBITDA represents net income (loss), computed in accordance with GAAP, before interest expense and bank charges, taxes, depreciation and amortization, stock-based compensation expense, certain foreign currency remeasurements, relocation and restructuring charges and impairment charges. Depreciation, amortization, stock-based compensation, and impairment expenses are non-cash items.

Diluted adjusted earnings per common share represent the Company's diluted earnings per common share based on adjusted EBITDA.

We present adjusted EBITDA and diluted adjusted earnings per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted earnings per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of costs relating to the Company's acquisitions, restructuring, relocations, remeasurements, impairments, stock-based compensation, settlements and recoveries allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for EBITDA prepared in accordance with GAAP. Adjusted EBITDA and diluted adjusted earnings per common share are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

VOXX International Corporation Reports Fiscal 2016 Second Quarter Results…

The Company will be hosting its conference call on Wednesday, October 14 at 10:00 a.m. ET. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 877-303-9079; international: 970-315-0461 / conference ID: 55484059). For those unable to join, a replay will be available approximately four hours after the call has been completed and will last for one week (replay number: 855-859-2056; international replay: 404-537-3406 / conference ID: 55484059).

About VOXX International Corporation
VOXX International Corporation (NASDAQ:VOXX) has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio.   Today, VOXX International Corporation has an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world’s leading automotive manufacturers.   The Company has an international footprint in Europe, Asia, Mexico and South America, and a growing portfolio, which now comprises over 30 trusted brands. Among the key domestic brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, Car Connection®, 808®, AR for Her®, and Prestige®. International brands include Hirschmann Car Communication®, Klipsch®, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, Oehlbach® and Incaar™.  For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2015.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

- Tables to Follow -

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)

	August 31, 2015	February 28, 2015
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$8,450	$8,448
Accounts receivable, net	80,853	102,766
Inventory, net	162,933	156,649
Receivables from vendors	3,855	3,622
Investment securities, current	—	275
Prepaid expenses and other current assets	21,370	26,370
Income tax receivable	2,169	1,862
Deferred income taxes	1,669	1,723
Total current assets	281,299	301,715
Investment securities	13,299	12,413
Equity investments	21,871	21,648
Property, plant and equipment, net	76,344	69,783
Goodwill	105,898	105,874
Intangible assets, net	149,282	158,455
Deferred income taxes	675	717
Other assets	11,291	6,908
Total assets	$659,959	$677,513
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$57,045	$71,403
Accrued expenses and other current liabilities	46,885	51,744
Income taxes payable	3,558	3,067
Accrued sales incentives	14,011	14,097
Deferred income taxes	487	1,060
Current portion of long-term debt	11,549	6,032
Total current liabilities	133,535	147,403
Long-term debt	84,836	79,455
Capital lease obligation	1,658	733
Deferred compensation	4,254	4,650
Other tax liabilities	5,143	5,157
Deferred tax liabilities	31,359	34,327
Other long-term liabilities	9,886	9,648
Total liabilities	270,671	281,373
Commitments and contingencies (see Note 20)
Stockholders' equity:
Preferred stock:
No shares issued or outstanding (see Note 18)	—	—
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 24,067,444 and 24,003,240 shares issued, 21,937,994 and 21,873,790 shares outstanding at August 31, 2015 and February 28, 2015, respectively	256	255
Class B Convertible, $.01 par value, 10,000,000 authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	293,361	292,427

Retained earnings	152,521	157,629
Accumulated other comprehensive loss	(35,914)	(33,235)
Treasury stock, at cost, 2,129,450 shares of Class A Common Stock at August 31, 2015 and February 28, 2015	(20,958)	(20,958)
Total stockholders' equity	389,288	396,140
Total liabilities and stockholders' equity	$659,959	$677,513

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
 (In thousands, except share and per share data)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2015	2014	2015	2014
Net sales	$154,174	$177,343	$318,557	$364,242
Cost of sales	109,199	124,939	225,539	258,785
Gross profit	44,975	52,404	93,018	105,457
Operating expenses:
Selling	10,680	13,010	23,718	27,606
General and administrative	26,303	29,088	53,994	58,703
Engineering and technical support	8,652	9,215	16,731	18,476
Intangible asset impairment charges	6,210	—	6,210	—
Total operating expenses	51,845	51,313	100,653	104,785
Operating (loss) income	(6,870)	1,091	(7,635)	672
Other income (expense):
Interest and bank charges	(1,625)	(1,577)	(3,192)	(3,185)
Equity in income of equity investees	1,457	1,455	3,075	3,386
Venezuela currency devaluation, net	(1)	(6,334)	(34)	(6,232)
Other, net	192	723	501	1,274
Total other income (expense), net	23	(5,733)	350	(4,757)
Loss before income taxes	(6,847)	(4,642)	(7,285)	(4,085)
Income tax benefit	(2,453)	(1,960)	(2,177)	(1,892)
Net loss	$(4,394)	$(2,682)	$(5,108)	$(2,193)
Other comprehensive income (loss):
Foreign currency translation adjustments	1,764	(7,000)	(1,033)	(7,441)
Derivatives designated for hedging	(977)	311	(1,641)	951
Pension plan adjustments	(53)	50	(1)	60
Unrealized holding loss on available-for-sale investment securities arising during the period, net of tax	—	2	(4)	2
Other comprehensive income (loss), net of tax	734	(6,637)	(2,679)	(6,428)
Comprehensive loss	$(3,660)	$(9,319)	$(7,787)	$(8,621)

Net loss per common share (basic)	$(0.18)	$(0.11)	$(0.21)	$(0.09)
Net loss per common share (diluted)	$(0.18)	$(0.11)	$(0.21)	$(0.09)
Weighted-average common shares outstanding (basic)	24,193,606	24,433,922	24,173,733	24,433,922
Weighted-average common shares outstanding (diluted)	24,193,606	24,433,922	24,173,733	24,433,922

Reconciliation of GAAP Net (Loss) Income to Adjusted EBITDA

	Three Months Ended August 31,		Six Months Ended August 31,
	2015	2014	2015	2014
Net loss	$(4,394)	$(2,682)	$(5,108)	$(2,193)
Adjustments:
Interest expense and bank charges	1,625	1,577	3,192	3,185
Depreciation and amortization	3,558	4,067	7,055	8,000
Income tax benefit	(2,453)	(1,960)	(2,177)	(1,892)
EBITDA	(1,664)	1,002	2,962	7,100
Stock-based compensation	257	76	487	151
Venezuela bond remeasurement	—	6,702	—	6,702
Intangible asset impairment charges	6,210	—	6,210	—
Net settlements	—	—	—	—
Adjusted EBITDA	$4,803	$7,780	$9,659	$13,953
Diluted (loss) earnings per common share	$(0.18)	$(0.11)	$(0.21)	$(0.09)
Diluted adjusted EBITDA per common share	$0.20	$0.32	$0.40	$0.57